EXHIBIT 99.2

Press Release	Source: LTWC Corporation

LTWC Corporation Consummates Sale of LTWC’s Assets to Markado, Inc.
Monday September 15, 2003, 4:00 pm ET

LTWC Consummates Sale through Section 363 Reorganization Under Chapter 11

Sale to Buyer to Enable LTWC to Maximize Value for Benefit of Creditors, Customers, Employees, Suppliers and Communities

STAMFORD, CT, September 15 /PRNewswire/ — LTWC Corporation and its subsidiaries announced today that they have closed the previously announced sale of substantially all of their assets (other than cash and cash equivalents) to Markado, Inc. pursuant to section 363 of Chapter 11 of the U.S. Bankruptcy Code. The total price paid by Markado, Inc. for the acquired assets was $1,019,898.

To facilitate the sale, LTWC and its subsidiaries previously filed a voluntary petition for relief under Chapter 11 with the U.S. Bankruptcy Court for the District of Delaware.

Under a section 363 asset sale, assets of a company are sold to a purchaser free and clear of virtually all liens, claims and interests. The sale of LTWC’s assets to Markado received Bankruptcy Court approval by order on September 10, 2003.  Markado, Inc. is expected to continue LTWC’s permission-based e-mail marketing solutions and services business.

LTWC expects to wind-down its operations and distribute its assets to its creditors in bankruptcy.  There is not expected to be any recovery for LTWC’s shareholders in the bankruptcy.

About LTWC Corporation:

Prior to the closing of the asset sale, LTWC provided permission-based e-mail marketing solutions and services that allowed its clients to build customer relationships and make real-time business decisions based on campaign results. Such services included: campaign strategy, creative development, customized database management, message distribution, in-depth reporting and response analysis.

Forward-Looking Statements:

This news release contains forward-looking statements, which involve risks and uncertainties. Accordingly, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.